Exhibit 99.1
Sema4 Appoints Healthcare and Diagnostics Industry Veteran Kevin Feeley as Chief Financial Officer

Mr. Feeley, former CFO of GeneDx and BioReference Laboratories, will focus on further building profitable growth, efficiency, and scale at Sema4

STAMFORD, CT — August 26, 2022 — Sema4 (Nasdaq: SMFR), a health insights company, today announced that the Company has appointed Kevin Feeley as Chief Financial Officer (CFO), completing its previously announced search for the CFO position. Mr. Feeley, who has held the roles of Senior Vice President of Operations and Head of GeneDx at Sema4 since May 2022, will also continue to lead all key operational aspects of the Company.

“As we shared during our recent earnings call, our new management team is committed to profitable growth, efficiency, and scale. Kevin’s broad industry experience and successful financial leadership of GeneDx during an accelerated phase of commercial growth make him an ideal fit to serve as our CFO,” said Katherine Stueland, Chief Executive Officer of Sema4. “I am confident that we have found the right leader to drive us toward a future of profitable and meaningful growth balanced with increased efficiency, ultimately returning value to our shareholders.”

Mr. Feeley has more than 20 years of finance and accounting leadership experience in the healthcare, pharmaceutical, and diagnostics sectors, including deep expertise in revenue cycle management. Prior to joining Sema4, Mr. Feeley held the position of CFO of BioReference Laboratories and GeneDx for five years. He also spent more than a decade in the audit practice of KPMG LLP, working closely with large multinational pharmaceutical companies.

“Sema4 is going through a significant evolution as we focus on our strengths and implement restructuring to advance our commercial strategy and drive profitable growth,” said Mr. Feeley. “I look forward to leading the finance team and working with the entire Sema4 team to develop a scalable, efficient organization. In doing so, we will be well positioned to accelerate the use of genomics and leverage clinical data to improve family health.”

About Sema4
Sema4 is a patient-centered health intelligence company dedicated to advancing healthcare through data-driven insights. Sema4 is transforming healthcare by applying AI and machine learning to multidimensional, longitudinal clinical and genomic data to build dynamic models of human health and defining optimal, individualized health trajectories. Centrellis™, our innovative health intelligence platform, is enabling us to generate a more complete understanding of disease and wellness and to provide science-driven solutions to the most pressing medical needs. Sema4 believes that patients should be treated as partners, and that data should be shared for the benefit of all.

For more information, please visit sema4.com and connect with Sema4 on Twitter, LinkedIn, Facebook and YouTube.

Investor Relations Contact:
Joel Kaufman
investors@sema4.com

Media Contact:
Radley Moss
radley.moss@sema4.com